UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest reported event):  February 21, 2012

NORANDA ALUMINUM HOLDING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-34741 (Commission File Number)	20-8908550 (IRS Employer Identification Number)

801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (615) 771-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 21, 2012, Noranda Aluminum Holding Corporation (“Noranda” or the “Company”) issued a press release announcing that it is pursuing a debt refinancing of the Company’s senior secured credit facility, including both its term loan and revolving credit facility.  The refinancing is expected to result in two new senior secured credit facilities in an aggregate amount of approximately $550 million, comprised of a term loan in an amount of approximately $300 million, and an asset-based revolving credit facility in an amount of approximately $250 million, which is anticipated to be undrawn at closing.

The proceeds of the refinancing are anticipated to be used for repayment of existing debt through a tender offer for a portion of Noranda’s outstanding Senior Floating Rate Notes due 2015, a special dividend in the amount of approximately $1.25 per share and general corporate purposes.  The timing and size of any potential refinancing and the use of proceeds thereof, including the size and timing of any dividend, are subject to market and other conditions, and Noranda makes no assurance that such actions, including any special dividend, will take place at any specific time, or at all.

In connection with the tender offer for a portion of the Company’s outstanding Senior Floating Rate Notes due 2015, the Company on February 21, 2012 also issued a press release regarding the terms and conditions of the tender offer.

Copies of the press releases announcing the proposed refinancing and the tender offer are attached as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
Exhibit
Number	Description

99.1	Press release, dated February 21, 2012

99.2	Press release, dated February 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORANDA ALUMINUM
HOLDING CORPORATION

Date:	February 21, 2012	By:	/s/ Robert B. Mahoney
Robert B. Mahoney
Chief Financial Officer